Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2016 Financial Teleconference
July 28, 2016, 1:30 p.m. (PDT)

Ted Craver, Chairman and Chief Executive Officer, Edison International
Second quarter results were below last year’s results, as we expected. You will recall that we told investors in our first quarter earnings call that quarterly year-over-year comparisons would not be all that meaningful. This is primarily due to timing mismatches, including: impacts from the delayed decision on SCE’s 2015-2017 Rate Case; the significant SCE tax benefits recorded last year but not repeated this year; no Edison Capital asset sales this year versus last year; and the timing of Edison Energy costs versus revenues.
The larger point that I want to leave with you is that core earnings are on track for the full year. That is why today we reaffirmed our full-year core earnings guidance range of $3.81-$4.01 earnings per share. In fact, based on second quarter results, although there are various puts and takes amongst the businesses, our current outlook indicates that consolidated results for the full year are in the top half of our guidance range. However, consistent with what we have done in several of the past years, we will hold off until our third quarter results are in to decide if we should adjust our core earnings guidance.
We are in the final half of our 2015-2017 CPUC rate case period. We have communicated to investors that we expect rate base to grow approximately 7% in the 2016-2017 period based on approved CPUC rate case capital spending and expected spending on FERC jurisdictional transmission projects. That still seems appropriate.
As we have communicated several times in the past, there is relatively little variance expected in the timing of CPUC jurisdictional spending for the 2016-2017 period, but more variability is possible in the timing, but less likely in the ultimate amount, of our FERC jurisdictional transmission spending. Remember, SCE’s transmission investment is to improve system reliability and bring on-line utility scale wind and solar resources to meet California’s aggressive renewable energy targets. Most of the transmission capex spending variability occurs due to delays in routing decisions and permitting approvals at the state and federal levels. A recent example was the $1.1 billion West of Devers project, which has been something of a moving target with CPUC staff - even with CAISO support - but appears ready for final CPUC approval with a supportive alternate proposed decision pending.

Exhibit 99.2

We see schedule challenges of this sort for other lesser transmission projects as well. Net-net, we don’t expect meaningful impacts to our total transmission spend expectations over the medium-term three-to-five year period, but likely some shifting between the years. Said differently, our current view is that 2016 rate base will not be materially different than forecasted, 2017 could be slightly lower, but recovered in the 2018-2020 period.
On the last earnings call most of my comments were devoted to outlining the future SCE growth opportunity. I’d like to provide some additional comments today, keeping in mind that we will be able to elaborate more on this when SCE makes its General Rate Case filing on September 1st.
In the broadest sense, the capital spending request in our 2018-2020 general rate case is designed to help California achieve its low-carbon policy objectives and to enable customer choice, while continuing to focus on reliable and affordable service for all customers.
Keeping it simple, the requested investment can be lumped into two buckets. The first bucket is comprised of grid investments we have traditionally requested in past rate cases. The second bucket is made up of new grid modernization investments. Let me expand further on these two areas.
The traditional investments we will propose in the first bucket represent the vast majority of our total rate case capital spending request. The areas of spending encompass five basic elements - replacement of aging infrastructure, new customer connections and demand growth on certain circuits, investments in information technology to improve customer service and cost efficiency, maintenance capital spending on SCE’s generation fleet, and other core investments such as in our operations facilities.
This first bucket of requested spending, together with other non-GRC spending (such as our electric vehicle charging program) and FERC transmission spending, is expected to total more than $4 billion in capex per year. It is difficult to handicap how much of our requested investment in this first bucket of capital spending will ultimately be approved. However, investors have some history to observe in this regard. SCE received 81% of its requested capital spending in the 2009-2011 GRC, 89% of its 2012-2014 GRC request, and 92% of its 2015-2017 request.
The smaller, second bucket of spending we will request is new. It is for modernization of the distribution system and is part of SCE’s strategy to facilitate the growth of distributed energy resources. Governor Brown and the California Legislature have stated their strong desire for California to lead the nation in developing policies to create a low-carbon economy, while creating jobs and prosperity for its citizens. SB 350, signed into law last year, stated the goal of making the electric grid a key enabler of California’s low carbon policy ambitions, including by electrifying transportation.

Exhibit 99.2

The CPUC has two active proceedings underway which together will help shape the long-term planning for this vision. From a capital investment perspective, the most important is the Distribution Resources Plan proceeding. In this proceeding, the CPUC’s stated goal is to modernize the distribution system during the next decade, but it provided only some early direction on preferred technologies and required investments. SCE, through its 2018-2010 GRC, will be the first electric utility to provide specificity for how this technology evolution should unfold. This will be the new element of our September 1st filing.
We need to wait until that filing to be specific about the amount and details of our investment request, but you should expect that the overall level of the request will be roughly consistent with our DRP filing last summer. At this time, based on the pace of grid modernization that SCE will describe in its 2018 GRC filing, it is expected that grid modernization capital expenditures and rate base growth will continue beyond 2025. Some of the requested grid modernization investment would be better characterized as reinforcing the existing system, such as upgrading low-voltage circuits in order to accommodate a higher penetration of distributed energy resources. But other parts really have no precedent, and therefore we do not know how to handicap how much of our request might finally be approved.
Like any technology evolution, there are certain initial investments that need to be made to create the foundational infrastructure that will support system-wide grid modernization. SCE has identified the critical path that it believes needs to get started sooner rather than later. That is what led SCE to file on July 13 for a Memorandum Account requesting authority from the CPUC to track certain early-stage investment costs ahead of its 2018 GRC filing. The July 13th request points out that the process of modernizing the distribution grid requires some near-term planning, engineering, procurement, and installation of certain distribution system upgrades before the 2018 SCE GRC period.
SCE’s July 13 filing requests authority to track the revenue requirement of approximately $100 million of capital spending to be placed in service in 2017 that is critical to meeting the CPUC’s overall timeline for grid modernization. If the memorandum account is approved and expenditures are deemed prudent, the associated rate base will be included in either the 2018 or 2021 general rate case filing.
I’ll finish with comments on two other matters.
The first is SONGS. Last week we and other parties completed briefings requested by the CPUC. The core question was whether the SONGS settlement unanimously approved by the CPUC was still reasonable given the various disclosures about ex-parte communications made last year. There were six signatories to the SONGS settlement. Four of the six settling parties (San Diego Gas & Electric, Friends

Exhibit 99.2

of the Earth, the Coalition of California Utility Employees and SCE) submitted filings that made clear why these communications had no impact on the settlement process and why the settlement remains reasonable, lawful, and in the public interest. Two of the settling parties, TURN and ORA, are seeking in their filings to impose additional penalties on SCE. We strongly believe this is opportunistic and inappropriate. We also note that before approving the settlement, the Commission asked the settling parties to amend the settlement in meaningful ways - all of which were more favorable for customers - which the parties ultimately did. The Commission then unanimously approved that amended settlement. While there remains no timeline for further action, we are hopeful that the Commission will see the record as demonstrating the validity and appropriateness of the settlement by reaffirming the settlement and dismissing the pending appeals.
The final item is the important CPUC reforms announced in late June by the Governor and key legislators and subsequently endorsed by the CPUC. These reforms largely address a series of principles the Governor has advocated while balancing sensitivities over the role of the executive and legislative branches in designing and implementing these reforms. While there are many details yet to be finalized, the overall approach appears responsive. If implemented as described, it should continue to provide broad public access to the decision-making process, accelerate timely decision-making, address important CPUC staffing and recruiting issues, and allow CPUC Commissioners more leeway to discuss important topics amongst themselves.
Jim Scilacci, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover second quarter and year-to-date results, earnings guidance, and our updated capital expenditures and rate base forecasts.
Please turn to page 2 of the presentation.
As a brief reminder, comparisons to 2015 will not be meaningful primarily because of the timing of the 2015 GRC decision and the impact of taxes. I also explained last quarter how we removed in the variance analysis the impact of repair deductions, pole loading, and San Onofre tax items because these revenue items have offsets within the income statement.
EIX’s basic and core earnings per share are 85 cents for the second quarter, or 31 cents less than the same quarter last year. SCE second quarter basic and core earnings are 21 cents per share lower and EIX Parent and Other are 10 cents lower. The lower earnings are primarily due to 31 cents per share of income tax benefits recorded in the second quarter of last year.

Exhibit 99.2

Focusing on the SCE Key EPS Drivers column, the utility’s revenue is 10 cents per share higher quarter over quarter. This increase includes 9 cents per share from the GRC attrition mechanism, which automatically adjusts authorized revenue following the 2015 test year. This is largely offset by a 6 cent per share timing issue from the 2015 GRC decision. As I discussed last quarter, authorized revenue reductions from the 2015 GRC decision are not reflected in results for the first or second quarter of last year. You’ll see this reverse in the third and fourth quarters of this year. There is also a 3 cent per share positive variance from the pole loading balancing account. This balancing account was created with the final 2015 GRC decision, so the 8 cents of pole loading earnings we had last year was all recorded in the fourth quarter. FERC revenues are 3 cents per share higher. This is largely related to revenues associated with higher operating costs and abandoned plant recoveries for the cancelled Coolwater Lugo transmission project. The recovery of Coolwater Lugo costs will continue through 2016 and has no earnings impact.
Together these revenue items net to the positive 10 cents per share.
O&M was not a major driver in the second quarter, as lower legal and labor costs due to workforce reductions are mostly offset by a planned outage and upgrades at the Mountainview generation plant and higher pole loading costs. Results included 2 cents per share of severance costs, comparable to what was recorded last year.
Three of the 4 cents of higher depreciation are amortization of the Coolwater Lugo costs discussed above.
Net financing costs are 2 cents per share higher due primarily to an increase in the amount of preferred stock outstanding. The CPUC and FERC ratemaking mechanisms include funding for new debt and preferred stock to finance rate base growth.
As indicated above, there was a 31 cent per share benefit from a change in uncertain tax positions in 2015. There is no comparable change in the second quarter of this year. Partially offsetting this item is a 4 cents per share benefit this year from tax depreciation and balancing accounts, bringing the net impact from income taxes to negative 27 cents. The second quarter effective tax rate for SCE is a negative 9% due primarily to a $133 million flow through tax refund to customers for tax repair benefits from 2012-2014. The refund of tax repair benefits has no earnings impact.
Higher insurance benefits primarily drive the 2 cents per share contribution from other income and expenses. This gets us to the 21 cents per share decline in second quarter SCE earnings.

Exhibit 99.2

I’ll turn next to the EIX Parent and Other. Losses increased by 10 cents per share overall from last quarter. A key driver is a 4 cent per share buyout of an earn-out provision with former shareholders and current employees of a company acquired by Edison Energy at the end of 2015. The buyout was completed, along with modification to employment contracts, to align Edison Energy’s incentive compensation with EIX’s. There is also a penny per share of higher business development and operating costs.
Comparisons are also affected by a 3 cents per share gain on sale of a portion of Edison Capital’s affordable housing portfolio during the second quarter of last year.
Parent holding company costs increased by 2 cents per share due to higher interest expense as we termed out $400 million of holding company commercial paper debt and the impact of strong stock price performance on compensation expense.
Core earnings exclude a penny per share of tax-related losses in discontinued operations related to Edison Mission Energy, getting to the net 10 cents per share of higher holding company losses.
That, with the SCE variance, gets you to the 31 cents per share reduction in EIX earnings.
Please turn to page 3.
I won’t go into the detail on the year-to-date results other than to remind everyone that SCE’s performance for the first half of 2016 is consistent with our full-year SCE outlook, which looks stronger than our current guidance levels. At the same time, holding company costs are already at full-year guidance levels or 18 cents per share. We’ve built both factors into our reaffirmed full-year guidance.
Please turn to page 4.
The top of the slide shows our reaffirmed GAAP and core earnings guidance. However our internal SCE earnings outlook will be above its $4.09 per share guidance midpoint and holding company costs outlook will be higher than its guidance midpoint. We’re comfortable reaffirming overall EIX earnings guidance for the full year based on this internal view. However, we have not updated our SCE and holding company guidance elements other than to indicate their directional trends. We are mindful that the third quarter is typically SCE’s strongest of the year and we will continue our practice of updating guidance when we report third quarter results on November 1st.
As I previously mentioned, holding company year-to-date costs, including Edison Energy Group, are at full-year guidance level of 18 cents. Adjusting for an earn-out arrangement, which was not part of

Exhibit 99.2

our original guidance, would lower YTD costs to 14 cents. The important thing is that we do anticipate an increase in revenue during the second half of 2016 based on booked deals and expected sales.
I also want to point out that our guidance does not include any recoveries from the MHI arbitration. As a reminder, we are expensing all costs related to the arbitration as incurred through core earnings. For 2016 alone, we incurred $23 million of costs and a total of $76 million including prior periods. As part of the SONGS settlement, we can recover our reasonable arbitration costs from MHI recoveries before sharing.
I’ll next touch on SCE’s balance sheet strength. At June 30th, SCE’s weighted-average common equity ratio was 50.3% vs. the authorized level of 48%. This helps provide financial flexibility as the utility continues to fund growth with operating cash flow and retained earnings, and without the need of new common equity.
Please turn to page 5.
SCE has updated its capital spending forecast. We expect that 2016 will be lower by $300 million and 2017 will be $100 million higher. The biggest forecast change is $375 million of transmission spending, mostly due to licensing delays of projects like Alberhill, Mesa, and City of Riverside. As Ted has highlighted, we firmly believe these projects will ultimately move forward and the balance of their capital spending will be shifted into our 2018 - 2020 period.
We have also adjusted the utility’s CPUC capital expenditures to be more closely align with what the Commission has authorized for the three-year general rate case cycle. The net result of all these changes is a reduction of approximately $200 million.
Please turn to page 6.
You’ll see that rate base has a directionally similar adjustment, with 2017 rate base forecasted to be lower by $200 million. Because of the transmission delays, the reduction in rate base will be shifted into the 2018-2020 period. As I mentioned earlier, we don’t see this having any impact on 2016 earnings, as the modest rate base reduction is more than offset in other areas based on SCE’s current outlook.